UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005 (April 26, 2005)

Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-796-8822

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On April 26, 2005, Encysive Pharmaceuticals Inc. (the “Company”) has agreed to a new licensing and related agreements with Revotar Biopharmaceuticals AG, the Company’s majority-owned German subsidiary, regarding bimosiamose and certain follow-on compounds. Revotar’s other stockholders will contribute additional capital to Revotar to fund its ongoing operations, thereby reducing Encysive’s ownership to approximately 14%. Encysive will license the worldwide rights to bimosiamose and receive substantial royalties on future revenues from the commercialization or licensing of this compound and certain follow-on compounds by Revotar. The license agreement expires upon the expiration of Encysive’s patent rights to bimosiamose, in 2014. Encysive has also agreed to cancel an outstanding loan and accrued interest of approximately $3.7 million owed by Revotar. The transaction will become effective upon completion of the contribution of additional capital by Revotar’s other stockholders. Revotar’s other stockholders may also subsequently purchase Encysive’s remaining stock ownership in Revotar for a nominal amount.

      Following the completion of the transaction, the Company’s consolidated financial statements will no longer include the results of Revotar, and Encysive will have no further financial commitment to fund Revotar’s operations. Encysive does not believe that the licensing and capital restructuring will have a material adverse effect on its results of operations or financial position.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC.
(Registrant)

Date: April 26, 2005
/s/ Stephen L. Mueller

Stephen L. Mueller
Vice President, Finance and Administration
Secretary and Treasurer